Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
January 28, 2004

MIDWEST AIR GROUP REPORTS FOURTH QUARTER RESULTS

Fourth Quarter 2003 Summary

•	Operating revenue of $98.1 million
•	Operating loss of $1.9 million
•	Net loss of $1.6 million and $0.10 per share
•	Charges related to restructuring and aircraft disposition negatively impacted operating results by $1.0 million or $0.04 per share
•	Higher fuel prices negatively impacted operating results by $1.6 million or $0.06 per share

Milwaukee, Wisconsin, January 28, 2004 – Midwest Air Group, Inc. (NYSE: MEH) today reported financial results for its Midwest Airlines and Skyway Airlines (dba Midwest Connect) operations. Company management will discuss the results in a conference call with industry analysts and institutional investors at 1 p.m. Central time on Wednesday, January 28. The discussion will be available simultaneously in a listen-only mode and for at least the following 30 days at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=MEH&script=2100.

“Although we did not report a profit in the fourth quarter, we achieved significantly improved results. It was truly a turning point for us,” said Timothy E. Hoeksema, chairman and chief executive officer. He cited the completion of private placement financings, ongoing benefits from the company’s cost reduction efforts, and the successful introduction of Midwest Airlines’ new low-fare Saver Service as important milestones in the company’s efforts to return to financial health.

Comparing fourth quarter 2003 to fourth quarter 2002, operating revenue decreased 4.8% to $98.1 million. Operating results improved to a $1.9 million loss from a $10.1 million loss, while net loss improved to $1.6 million from $6.7 million in the same quarter a year ago. Per share results improved to a $0.10 loss from a $0.44 loss in the fourth quarter of 2002. Fourth quarter 2003 results include charges of $0.7 million (pre-tax) associated with the distribution of stock options to employees as part of the company’s restructuring and $0.3 million (pre-tax) in costs resulting from the disposal of aircraft.

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For the full year, operating revenue decreased 10.1% to $383.9 million. Operating results improved to a $30.5 million loss from a $54.3 million loss, while net loss fell to $13.3 million from $10.6 million. Results per share fell to an $0.85 loss from a $0.72 loss in 2002. 2003 results include $8.9 million (pre-tax) in expenses related to aircraft disposal, $2.8 million in professional services restructuring costs and $11.4 million of other income associated with security-related reimbursements from the federal government. 2002 results include a $29.9 million (pre-tax) impairment charge, other income of $39.5 million (pre-tax) associated with an arbitration settlement and $0.3 million (pre-tax) in federal grants.

At Midwest Airlines, revenue per scheduled service available seat mile decreased 9.6% in the quarter; a 4.5 percentage point increase in load factor could not offset a 15.8% decrease in revenue yield. Load factor improved despite a 2.1% increase in capacity, while yields were affected by lower business fares, increased competition from other airlines, the overall depressed pricing environment, and the airline’s new low-fare Saver Service. Saver Service positively impacted load factor with increased traffic stimulated by the lower fares.

Midwest Airlines’ per-gallon fuel costs increased 8.5% in the quarter from a year earlier. Into-plane fuel prices were $0.08 more per gallon, resulting in a $1.4 million (pre-tax) unfavorable price variance and increasing per share loss by $0.05.

Cost per available seat mile (unit costs) at Midwest Airlines decreased 13.5% (15.0% holding fuel price constant) compared with fourth quarter 2002, due in large part to a 20.1% reduction in labor costs. Companywide cost-reduction initiatives lowered costs related to labor, distribution, dining services and maintenance.

At Midwest Connect, revenue per scheduled service available seat mile increased 17.5% in the quarter. Capacity decreased 17.8% as schedule changes were implemented to reduce average flight lengths on the regional jet aircraft and better align capacity with demand. These changes were the primary drivers of a 1.6 percentage point improvement in load factor and an 11.2% increase in revenue yield. Cost per available seat mile increased 2.9% (1.9% holding fuel price constant) compared with fourth quarter 2002 as cost reduction initiatives were offset by the impact of the capacity decline. Midwest Connect into-plane fuel prices were $0.08 per gallon more in the fourth quarter, generating an unfavorable $0.2 million (pre-tax) price variance and increasing per share loss by $0.01.

Note: Cost per available seat mile holding fuel price constant is an industry measurement that provides management and investors the ability to measure and monitor company performance absent fuel price volatility. (See reconciliation table.)

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The company ended the quarter with $88.3 million of unrestricted cash. During the quarter, the company completed its financing plan with the issuance of the remaining $10.0 million of a total of $25.0 million in convertible notes; the sale of $8.0 million in common stock; and the sale/leaseback of the company’s headquarters facility, netting approximately $10 million. Capital spending in the quarter totaled $2.7 million, and was $16.7 million in 2003. Most of the spending was associated with spare parts provisioning for the Boeing 717 fleet and modifications to eight MD-80 aircraft that were converted to Saver Service.

In the fourth quarter:

•	Midwest Airlines launched nonstop Signature Service between Kansas City and Orange County – with one-stop or connecting service from Milwaukee and connecting service from cities throughout the Midwest.
•	Midwest Airlines expanded its low-fare Saver Service to Ft. Lauderdale, Ft. Myers and Tampa, Florida, coinciding with the resumption of the airline’s popular nonstop seasonal service to the three cities. Seasonal service operates daily through April 25, 2004.
•	Midwest Airlines placed three Boeing 717 aircraft in service, bringing the total number of 717s in its fleet to 11.

In the first quarter of 2004:

•	On January 1, Midwest Express Holdings, Inc. – the parent company of Midwest Airlines – officially changed its name to Midwest Air Group, Inc. MEH, the company’s ticker symbol on the New York Stock Exchange, remains the same.
•	Midwest Airlines will add three additional Boeing 717 aircraft to its fleet.

With the company’s financing efforts concluded and its cost restructuring providing ongoing benefits, Hoeksema said the company believes it has taken “the steps necessary to return to profitability and sustained growth. Despite an extremely competitive industry and challenging environment, Midwest Airlines and Midwest Connect are now positioned to move confidently into the future.”

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.

Editor’s note: Tables follow

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2003	2002	% Change
Operating revenues:
Passenger service	$83,062	$89,799	(7.5%	)
Cargo	1,089	1,349	(19.3%	)
Other	13,937	11,931	16.8%

Total operating revenues	98,088	103,079	(4.8%	)

Operating expenses:
Salaries, wages and benefits	32,514	39,065	(16.8%	)
Aircraft fuel and oil	20,221	21,951	(7.9%	)
Commissions	2,595	4,395	(41.0%	)
Dining services	1,705	4,277	(60.1%	)
Station rental, landing and other fees	9,106	9,747	(6.6%	)
Aircraft maintenance materials and repairs	8,622	9,665	(10.8%	)
Depreciation and amortization	4,942	5,288	(6.5%	)
Aircraft rentals	7,682	6,317	21.6%
Other	12,555	12,522	0.3%

Total operating expenses	99,942	113,227	(11.7%	)

Operating loss	(1,854)	(10,148)	(81.7%	)

Other (expense) income:
Interest income	306	322	(5.0%	)
Interest expense	(857)	(369)	132.2%
Other, net	(5)	(3)	66.7%

Total other expense	(556)	(50)	n.m.

Loss before income tax credit	(2,410)	(10,198)	(76.4%	)
Income tax credit	(843)	(3,450)	(75.6%	)

Net loss	$(1,567)	$(6,748)	(76.8%	)

Loss per common share – basic	$(0.10)	$(0.44)	(77.3%	)

Loss per common share – diluted	$(0.10)	$(0.44)	(77.3%	)

Weighted average shares – basic	16,254,288	15,511,014
Weighted average shares – diluted	16,254,288	15,511,014

MIDWEST AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended December 31,
	2003	2002	% Change
Operating revenues:
Passenger service	$327,947	$378,044	(13.3%	)
Cargo	4,460	5,663	(21.2%	)
Other	51,541	43,267	19.1%

Total operating revenues	383,948	426,974	(10.1%	)

Operating expenses:
Salaries, wages and benefits	140,114	156,656	(10.6%	)
Aircraft fuel and oil	81,120	78,681	3.1%
Commissions	11,434	18,465	(38.1%	)
Dining services	8,047	19,635	(59.0%	)
Station rental, landing and other fees	36,463	37,653	(3.2%	)
Aircraft maintenance materials and repairs	32,042	40,963	(21.8%	)
Depreciation and amortization	20,910	21,165	(1.2%	)
Aircraft rentals	32,621	25,273	29.1%
Impairment loss	--	29,911	n.m.
Other	51,661	52,830	(2.2%	)

Total operating expenses	414,412	481,232	(13.9%	)

Operating loss	(30,464)	(54,258)	(43.9%	)

Other income (expense):
Interest income	1,002	1,233	(18.7%	)
Interest expense	(2,387)	(2,951)	(19.1%	)
Other, net	11,423	39,741	(71.3%	)

Total other income	10,038	38,023	(73.6%	)

Loss before income tax credit	(20,426)	(16,235)	25.8%
Income tax credit	(7,148)	(5,683)	25.8%

Net loss	$(13,278)	$(10,552)	25.8%

Loss per common share – basic	$(0.85)	$(0.72)	18.1%

Loss per common share – diluted	$(0.85)	$(0.72)	18.1%

Weighted average shares – basic	15,701,601	14,733,880
Weighted average shares – diluted	15,701,601	14,733,880

MIDWEST AIR GROUP, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Cost Per Available Seat Mile Reconciliation	Three Months Ended December 31,
	2003	2002	% Change
Midwest Airlines
Cost per available seat mile (CASM)	$0.0986	$0.1140	(13.5%	)
Adjustments:
Less: Current year fuel usage at prior year fuel price	($0.0017)	N/A

CASM holding fuel rate constant	$0.0969	$0.1140	(15.0%	)
Midwest Connect
Cost per available seat mile	$0.2152	$0.2091	2.9%
Adjustments:
Less: Current year fuel usage at prior year fuel price	($0.0021)	N/A

CASM holding fuel rate constant	$0.2131	$0.2091	1.9%

Midwest Air Group, Inc.
Operating Statistics

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2003	2002	% Change		2003	2002	% Change
Midwest Airlines Operations
Origin & Destination Passengers	544,873	511,850	6.5		1,957,286	1,996,397	(2.0)
Scheduled Service Revenue Passenger
Miles (000s)	553,564	505,764	9.5		1,968,753	1,966,186	0.1
Scheduled Service Available Seat
Miles (000s)	821,095	804,239	2.1		2,967,844	3,190,943	(7.0)
Total Available Seat Miles (000s)	842,994	818,448	3.0		3,036,287	3,255,348	(6.7)
Load Factor (%)	67.4%	62.9%	4.5	pts.	66.3%	61.6%	4.7	pts.
Revenue Yield	$0.1203	$0.1429	(15.8)		$0.1321	$0.1554	(15.0)
Revenue per Schd. Svc. ASM (1)	$0.0849	$0.0939	(9.6)		$0.0917	$0.0997	(8.0)
Total Cost per Total ASM	$0.0986	$0.1140	(13.5)		$0.1127	$0.1158	(2.7)
Average Passenger Trip Length (miles)	1,016	988	2.8		1,006	985	2.1
Number of Flights	8,971	10,853	(17.3)		36,615	43,936	(16.7)
Into-plane Fuel Cost per Gallon	$1.011	$0.931	8.5		$1.003	$0.822	21.9
Full-time Equivalent Employees at
End of Period	1,904	2,410	(21.0)		1,904	2,410	(21.0)
Aircraft in Service at End of Period	28	32	(12.5)		28	32	(12.5)
Midwest Connect Operations
Origin & Destination Passengers	158,685	159,924	(0.8)		604,354	588,830	2.6
Scheduled Service Revenue Passenger
Miles (000s)	46,590	55,152	(15.5)		203,808	193,350	5.4
Scheduled Service Available Seat
Miles (000s)	83,546	101,667	(17.8)		382,200	395,591	(3.4)
Total Available Seat Miles (000s)	83,546	101,691	(17.8)		382,265	395,839	(3.4)
Load Factor (%)	55.8%	54.2%	1.6	pts.	53.3%	48.9%	4.4	pts.
Revenue Yield	$0.3532	$0.3175	11.2		$0.3328	$0.3752	(11.3)
Revenue per Schd. Svc. ASM (1)	$0.2030	$0.1727	17.5		$0.1821	$0.1839	(1.0)
Total Cost per Total ASM	$0.2152	$0.2091	2.9		$0.2028	$0.2016	0.6
Average Passenger Trip Length (miles)	294	345	(14.9)		337	328	2.7
Number of Flights	13,116	13,949	(6.0)		54,863	55,130	(0.5)
Into-plane Fuel Cost per Gallon	$1.078	$1.001	7.7		$1.071	$0.907	18.1
Full-time Equivalent Employees at
End of Period	603	593	1.7		603	593	1.7
Aircraft in Service at End of Period	24	25	(4.0)		24	25	(4.0)

(1) Passenger, cargo, and other transport related revenue divided by scheduled service ASMs.

Note: All statistics exclude charter operations except the following: Total Available Seat Miles, Total Cost per Total ASM, Impairment Loss per Total ASM, Into-plane Fuel Cost, Number of Employees and Aircraft in Service. Aircraft acquired but not yet placed into service are excluded from the aircraft in service statistics. Numbers may not recalculate due to rounding.